Exclusive Distribution Agreement

     This Exclusive Distribution Agreement ("Agreement") renewed and effective this 1st of June 2000, by and OASIS TECHNOLOGY SRL
("Manufacturer") and, MEGATRONICA GROUP S.A. ("Distributor").

Manufacturer desires to appoint Distributor, and Distributor desires to accept appointment, as to exclusive distributor of Manufacturer's products within a defined area asset forth herein.

NOW, THEREFORE, in consideration of the mutual agreements promises set forth herein, the parties agree as follows:

1.   Rights Granted.
     ---------------
Manufacturer hereby grants to Distributor the exclusive right, on the terms and conditions contained herein, to purchase, promote and resell "Manufacturer's Products" (as defined below) within the following area (the "Territory"): GREECE and CYPRUS. Negotiations and contracts with clients based in countries not involved in this Distribution Agreement must be advised to manufacturer and agreed by time to time in writing.

2.   Products.
     ---------
As used in this agreement, the term "'Manufacturer's Products" shall mean the products, related service parts and accessories manufactured and/or sold by Manufacturer as follows.

- AWP, SWP and Gambling machines and any new product manufactured related to gaming
-    any spare parts related to the distributed machines

3.   Terms of Sale.
     --------------
All sales of Manufacturer's Products to Distributor shall be made pursuant to this Agreement at such prices and on such terms as Manufacturer and Distributor shall establish from time to time. All prices are ex factory Manufacturer's plant. Manufacturer agrees to properly pack all items for shipment. Risk of loss due to damage or destruction of Manufacturer's Products shall be borne by the Distributor after delivery to the carrier for transport. The shipper will be selected by Manufacturer unless Distributor requests a reasonable alternative. All orders are subject to acceptance by Manufacturer.

4.   Payment.
     --------
Payment can take place by bank transfer or irrevocable and confirmed documentary letter of credit.


           Exhibit 10.1 - pg. 1


5.   Marketing Policies.
     -------------------
Distributor will promote vigorously and effectively the sale of Manufacturer's Products through all channels of distribution prevailing in the Territory, in conformity with Manufacturer's established marketing policies and programs. Distributor will use its best efforts to sell Manufacturer's Products to aggressive, reputable, and financially responsible dealers providing satisfactory consumer service throughout Distributor's primary marketing area.

6.   Distributor's General Duties.
     -----------------------------
A. Distributor shall maintain a place of business in the Territory, including suitable showroom facilities to display Manufacturer's Products. Distributor shall provide maintenance service an Manufacturer's Products sold in the Territory, using qualified personnel and subject to service policies satisfactory to Manufacturer.

B. This Exclusive Distribution Agreement is subject to a minimum quantity purchases (see attached exhibit "A"). Distributor shall provide reports to the Manufacturer about contacts and negotiations in progress.

C. In case the Distributor has the proof of the exhistance of any product not distributed by Distributor itself, he will immediately notice the Manufacturer, provide the serial numbers of the products and the name of the Company.

7.   Manufacturer's General Duties.
     -----------------------------
A. Manufacturer will monitor any and all its clients and/or distributors outside Greece do not deliver, sell, rent and however otherwise ship any Manufacturer's product listed in art. 2

B. Manufacturer upon receiving as per article 6.C will take any and all legal acts to Preserve the Distributor and this Exclusive Distribution Agreement.

C. In case any potential client having its registered or business address in the "Territory" will contact the Manufacturer, he will immediately inform the Distributor.



/s/             /s/



           Exhibit 10.1 - pg. 2



8.   Sales Policies and Merchandising Policies.
     ------------------------------------------
A. Manufacturer will provide Distributor with merchandising assistance from time to time in the form of brochures, programs, products, sales training and sales promotions. Distributor agrees fully to use such assistance in carrying out
     Manufacturer's merchandising and sales promotion policies.   Any
     further particular Distributor's requirement about merchandising and promotion must have written approval by Manufacturer.

9.   Order Processing, Warranties and Returns.
     -----------------------------------------
A. Manufacturer will employ its best efforts to fill Distributor's orders promptly on acceptance. but reserves the light to allot available inventories among distributors at its discretion.

B. Distributor shall agree any discounts with Manufacturer on an order by order basis.

C. In the event that any of Manufacturer's Products are proved to Manufacturer's satisfaction to have been defective within ninety
     (90) days from installation, Manufacturer will make appropriate adjustment in the original sales price of such product (Cosmetic damage only) or, at Manufacturer's election, replace the defective product. Manufacturer shall warrant all products for one year or otherwise specified by the components manufacturers.

10.  Indemnification.
     ----------------
A. Manufacturer agrees to Protect Distributor and hold Distributor harmless from any loss or claim arising out of inherent defects in any of Manufacturer's Products existing at the time such product is sold by Manufacturer to Distributor, provided that Distributor gives Manufacturer immediate notice of any such loss or claim and cooperates fully with Manufacturer in the handling thereof.

B. Distributor agrees to protect Manufacturer and hold Manufacturer harmless from any loss or claim arising out of the negligence of Distributor, Distributor's agents, employees or representatives in the installation, use, sale or servicing of Manufacturer's Products or arising out of any representation or warranty made by Distributor, its agents, employees or representations with respect to Manufacturer's Products that exceeds Manufacturer's limited warranty. Further, in the event that any of Distributor's dealers shall, with respect to any of Manufacturer's Products purchased from Distributor, fail to discharge the dealer's obligations to the original consumer pursuant to the terms and conditions of Manufacturer's product warranty and consumer service policies, Distributor agrees to discharge promptly such unfulfilled obligations.



/s/                 /s/




           Exhibit 10.1 - pg. 3


11.  Use of Manufacturer's Name.
     ---------------------------
Manufacturer will authorize and permit the use of, the name "Oasis" and the name "Noa" or any other trademark or trade name owned by the Manufacturer as part of its firm, corporate or business name according to Manufacturer's standard and under Manufacturer's approval. Distributor may, subject to Manufacturer's policies regarding reproduction of same, utilize Manufacturer's name trademarks or logos in advertising on stationery and business cards.

12.  Relationship of the Parties.
     ----------------------------
Distributor will not modify any of Manufacturer's Products without written permission from Manufacturer. Neither Distributor nor, Manufacturer shall have any right to enter into any contract or commitment in the name of, or on behalf of the other, or to bind the other in any respect whatsoever.

13.  Term and Termination.
     ---------------------
Unless earlier terminated as provided below, the term of this Agreement shall have a trial period up to 31st December 2000 and after this shall continue for three years until terminated by either parties on at least sixty (60) days prior notice.

A. Manufacturer may terminate this Agreement upon notice to Distributor, upon any of the following events: (1) failure of Distributor to fulfill or perform any of the duties, obligations or responsibilities of Distributor in this Agreement, which failure is not cured with Sixty (60) Days notice from Manufacturer; (2) any assignment or attempted assignment by Distributor of any interest in this agreement or delegation of Distributors relinquishment, voluntary or involuntary, by operation of law or otherwise, of any material interest in the direct or indirect ownership of any change in the management of Distributor; (3) failure of Distributor for any reason to function in the ordinary course of business; (4) conviction in a court of competent jurisdiction of Distributor, or a manager, partner, principal officer or major stockholder of Distributor for any violation of law tending, in Manufacturer's opinion to affect adversely the operation or business of Distributor or the good name, goodwill, or reputation of Manufacturer, products of Manufacturer, or Distributor; or (5) submission by Distributor to Manufacturer of false or fraudulent reports or statements, including, without limitation, claims for any refund, credit, rebate, incentive, allowance, discount, reimbursement or other payment by Manufacturer; or (6) achievement of sales targets.



/s/             /s/




           Exhibit 10.1 - pg. 4


14.  Obligations on Termination.
     ---------------------------
On termination of this Agreement, Distributor shall cease to be an authorized distributor of Manufacturer and:

A. All amounts owning by Distributor to Manufacturer shall, notwithstanding prior terms of sale, become immediately due and payable;

B. Existing orders and projects shall be completed by Distributor and Manufacturer unless Partner is unable to do so for financial reasons.

15.  Use of Name Prohibited.
     -----------------------
On termination of this Agreement, Distributor will remove and not thereafter use any sign containing any trade name, logo or trademark of Manufacturer including, but not limited to, "Oasis " "Noa", and will immediately destroy all stationery, advertising matter and other printed matter in its possession or under its control containing such name, or any of Manufacturer's trademarks, trade names or logos. Distributor will not at any time after such termination use or permit any such trademark, trade name or logo to be used in any manner in connection with any business conducted by it or in which it may have an interest, or otherwise whatsoever as descriptive of or referring to anything other than merchandise or products of Manufacturer. Regardless of the cause of termination, Distributor will immediately take all appropriate steps to remove and cancel its listings in telephone books, and other directories, and public records, or elsewhere that contain the Manufacturer's name, logo or trademark. If Distributor fails to obtain such removals or cancellations promptly, Manufacturer may make application for such removals or cancellations an behalf of Distributor and in Distributor's name and in such event Distributor will render every assistance.


16.  Final Agreement.
     ----------------
This Agreement terminates and supercedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.



/s/                   /s/



           Exhibit 10.1 - pg. 5


17.  Notices.
     --------
Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

     If to Manufacturer:
               Oasis Technology srl
               Via Paracelso 18
               20041 Agrate Brianza Mi
               Italy

     If to Distributor:
               Megatronica Group S.A.
               108 Plastira Str. 17122 Nea Smirni
               ATHENS
               GREECE

18.  Governing Law.
     --------------
This Agreement shall be construed and enforced in accordance with the laws of the State of Italy.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Signed this day of ___________

MEGATRONICA GROUP S.A.                     OASIS TECHNOLOGY s.r.l

/s/_________________________               /s/_________________________

       [STAMPED SEAL]                              [STAMPED SEAL]




           Exhibit 10.1 - pg. 6


EXHIBIT "A" TO THE EXCLUSIVE DISTRIBUTION AGREEMENT DATED 1ST JUNE 2000


Minimum Purchases                       Minimum monthly Purchases
1st June 2000 - 31st December 2000      1st January 2001 - 31st December 2001

N. 50 Ios machines total                N. 40 Ios machines/month




Minimum monthly Purchases               Minimum monthly Purchases
1st January 2002 - 31st December 2002   1st January 2003 - 31st December 2003

N. 50 Ios machines/month                N. 60 Ios machines/month


Future and further minimum purchases regarding products will be discussed between the Distributor and Manufacturer.


MEGATRONICA GROUP S.A.                     OASIS TECHNOLOGY s.r.l

/s/_________________________               /s/_________________________

       [STAMPED SEAL]                              [STAMPED SEAL]



          Exhibit 10.1 - Pg. 7